Exhibit 10.2

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT is made and entered into as of September 19, 2021 (this “Agreement”), by and among CGC Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”), Cartesian Growth Corporation, an exempted company incorporated under the laws of the Cayman Islands (“SPAC”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TWMH”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT” and, together with TIG GP, the “TIG Entities”), and Alvarium Investments Limited, an English private limited company (“Alvarium” and, together with TWMH and the TIG Entities, each, a “Company” and, collectively, the “Companies”).

WHEREAS, SPAC, Rook MS LLC, a Delaware limited liability company (“Umbrella Merger Sub”), the Companies and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“Umbrella”), propose to enter into, contemporaneously herewith, that certain Business Combination Agreement, dated as of the date hereof (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA);

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 8,550,000 SPAC Class B Ordinary Shares (the “Sponsor Founder Shares”), of which 2,850,000 Sponsor Founder Shares (such number of Sponsor Founder Shares, the “Sponsor Redemption Shares”) will be subject to forfeiture pursuant to Section 3 of this Agreement;

WHEREAS, at the Closing, pursuant to, and in accordance with, the (a) SPAC Articles, SPAC shall convert, or shall cause CST to convert, each SPAC Class B Ordinary Share issued and outstanding immediately prior to Closing to one (1) SPAC Class A Ordinary Share (the “SPAC Class B Conversion”) and (b) Domestication, each SPAC Class A Ordinary Share outstanding immediately prior to the Domestication will be converted into one (1) share of SPAC Class A Common Stock, such that following the SPAC Class B Conversion and the Domestication, Sponsor will own beneficially and of record 8,550,000 shares of SPAC Class A Common Stock (the “Sponsor Class A Shares”), of which an amount of Sponsor Class A Shares equal to the product of (i) 15% and (ii) (A) 8,550,000 minus (B) the number of Sponsor Redemption Shares that have been required to be forfeited pursuant to Section 3 at the relevant time, the “Sponsor Earn-Out Shares”) will be subject to forfeiture pursuant to Section 2 of this Agreement;

WHEREAS, in order to induce SPAC, the Companies, Umbrella Merger Sub and Umbrella to enter into the BCA and the Key TWMH Members, the Key TIG GP Members and the Key TIG MGMT Members to enter into the TWMH and TIG Member Support Agreement, Sponsor, SPAC and each Company desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Voting Obligations. Until the earlier of (a) the Closing or (b) termination of the BCA in accordance with Article XII thereof, Sponsor agrees that, at the SPAC Shareholders’ Meeting and in connection with any written consent of the SPAC Shareholders, Sponsor shall (A) appear at each such meeting or otherwise cause all of its SPAC Ordinary Shares to be counted as present thereat for purposes of calculating a quorum and (B) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of the Sponsor Founder Shares (i) in favor of the approval and adoption of the BCA, the Transactions and any other proposal submitted for approval by the SPAC Shareholders in connection with the Transactions including the SPAC Proposals, (ii) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the SPAC Shareholders, (iii) against any action, agreement or transaction or proposal that would (A) reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of SPAC under the BCA or Ancillary Agreements or that would reasonably be expected to result in the failure of the Transactions from being consummated, or (B) change in the business, management or SPAC Board (other than in connection with the SPAC Proposals), (iv) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the BCA and the Transactions) and (v) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the BCA or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the BCA or any ancillary document thereunder, or (C) change in any manner the dividend policy or capitalization of, including the voting rights of any class of SPAC Ordinary Shares. This Section 1 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing has not timely occurred for any reason.

2. Sponsor Earn-Out Shares.

(a) Following the Closing, if, at any time during the period following the Closing and expiring on the fifth anniversary of the Closing Date (the “Earn-Out Period”), (i) the VWAP of the shares of SPAC Class A Common Stock equals or exceeds $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “First Level Earn-Out Target”), fifty percent (50%) of the Sponsor Earn-Out Shares (the “First Level Sponsor Earn-Out Shares”) shall no longer be subject to forfeiture pursuant to this Section 2 and (ii) the VWAP of the shares of SPAC Class A Common Stock equals or exceeds $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Second Level Earn-Out Target” and, together with the First Level Earn-Out Target, the “Earn-Out Targets”), an additional fifty percent (50%) Sponsor Earn-Out Shares (the “Second Level Sponsor Earn-Out Shares”) shall longer be subject to forfeiture pursuant to this Section 2.

(b) If either Earn-Out Target is, or both Earn-Out Targets are, achieved on or prior to the last day of the Earn-Out Period, then following the achievement of the applicable Earn-Out Target, (i) Sponsor shall provide written notice to SPAC informing SPAC that the applicable Earn-Out Target(s) have been satisfied and that the First Level Sponsor Earn-Out Shares or the Second Level Sponsor Earn-Out Shares, as applicable, are no longer subject to forfeiture and (ii) immediately following receipt of such notice from Sponsor, SPAC shall take all necessary action to cause the First Level Sponsor Earn-Out Shares or the Second Level Sponsor Earn-Out Shares, as applicable, to no longer be subject to forfeiture, including providing all necessary notices to CST.

(c) If an applicable Earn-Out Target has not been achieved on or prior to the last day of the Earn-Out Period, then the First Level Member Earn-Out Shares and Second Level Member Earn-Out Shares, as applicable, shall be forfeited and cancelled. Upon the forfeiture and cancellation of the First Level Sponsor Earn-Out Shares or the Second Level Sponsor Earn-Out Shares, as applicable, pursuant to the foregoing sentence, Sponsor shall surrender to SPAC for cancellation, the First Level Sponsor Earn-Out Shares or the Second Level Sponsor Earn-Out Shares, as applicable.

(d) Notwithstanding anything in this Agreement to the contrary, if (i) a SPAC Change of Control occurs during the Earn-Out Period and/or (ii) any Earn-Out Target of any of the Companies pursuant to Section 3.07 of the BCA has been deemed satisfied or waived during the Earn-Out Period, then, immediately prior to the consummation of such SPAC Change of Control and/or such satisfaction or waiver of any Earn-Out Target of any of the Companies, respectively, (A) any applicable Earn-Out Target that has not been previously satisfied shall be deemed to be satisfied and (B) the First Level Sponsor Earn-Out Shares or the Second Level Sponsor Earn-Out Shares, as applicable, shall no longer be subject to forfeiture. For the purposes of this Agreement, a “SPAC Change of Control” means (1) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of SPAC and its Subsidiaries, taken as a whole; (2) a merger, consolidation or other business combination of SPAC in any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of SPAC or the surviving person outstanding immediately after such merger, consolidation or other business combination; or (3) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of SPAC representing more than fifty percent (50%) of the voting power of the capital stock of SPAC entitled to vote for the election of directors of SPAC.

(e) The Sponsor Earn-Out Shares and the Earn-Out Targets shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of SPAC Class A Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of SPAC Class A Common Stock, occurring on or after the date hereof.

(f) Until and unless the Sponsor Earn-Out Shares are forfeited, Sponsor will have full ownership rights to the Sponsor Earn-Out Shares, including the right to vote such shares and to receive dividends and distributions thereon.

(g) For purposes of this Section 2, (i) “VWAP” means, for shares of SPAC Class A Common Stock as of any Trading Day, the volume-weighted average dollar price for such shares traded on Nasdaq during the period beginning at 9:30:01 a.m., New York time on each Trading Day during the applicable period and ending at 4:00:00 p.m., New York time on each Trading Day during the applicable period, as reported by Bloomberg through its “HP” function (set to weighted average); and (ii) “Trading Day” means any day on which the shares of SPAC Class A Common Stock are actually traded on Nasdaq.

(h) This Section 2 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

3. Sponsor Redemption Shares. Sponsor hereby agrees that, if the Net Redemption Percentage (as defined below) is more than fifty percent (50%), then immediately prior to the Closing and prior to the SPAC Class B Conversion pursuant to the SPAC Articles, Sponsor shall surrender to SPAC for cancellation a number Sponsor Redemption Shares (rounded down to the nearest whole share) equal to the product of (a) the number of Sponsor Redemption Shares and (b) a percentage equal to the product of (i) the amount by which the Net Redemption Percentage exceeds fifty percent (50%) and (ii) two (2). An illustrative example setting forth the foregoing calculation is set forth on Exhibit A attached hereto and, for the avoidance of doubt, if the Net Redemption Percentage is fifty percent (50%) or less, no forfeiture of the Sponsor Redemption Shares shall be required pursuant to this Section 3. For purposes of this Section 3, (a) the “Net Redemption Amount” means the positive difference, if any, between (i) the aggregate amount of payments to be made to the holders of SPAC Class A Ordinary Shares that have elected to redeem all or a portion of their SPAC Class A Ordinary Shares at the per-share price equal to each such holder’s pro rata share of the Trust Account pursuant to the SPAC Share Redemption minus (ii) aggregate amount of funds in excess of US$125,000,000 to be paid by certain investors to purchase SPAC Class A Ordinary Shares pursuant to Private Placements and the Subscription Agreements relating to the Private Placements (it being understood that if the difference between clauses (i) and (ii) above shall be zero or a negative number, then there shall be no Net Redemption Amount and the provisions of this Section 3 shall not apply) and (b) the “Net Redemption Percentage” means a percentage equal to the quotient of (i) the Net Redemption Amount, if any, divided by (ii) the amount of funds contained in the Trust Account as of the Reference Time (prior to giving effect to the exercise of the SPAC Share Redemption). This Section 3 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

4. Sponsor SPAC Warrants. Sponsor hereby agrees that, effective as of immediately prior to the Umbrella Merger Effective Time and pursuant to, and in accordance with, Section 3.03 of the BCA, Sponsor shall transfer and assign all of its right, title and interest in 8,900,000 Private Placement Warrants (as defined below) to the TWMH Members, the TIG GP Members, the TIG MGMT Members and the Alvarium Shareholders, which shall be allocated to and among the TWMH Members, the TIG GP Members, the TIG MGMT Members and the Alvarium Shareholders pursuant to, and in accordance with, the TWMH Payment Spreadsheet, the TIG Entities Payment Spreadsheet, and the Alvarium Payment Spreadsheet, respectively. Sponsor and SPAC shall take all reasonably necessary actions required to effect the transfer and assignment of the Private Placement Warrants as of immediately prior to the Umbrella Merger Effective Time pursuant to this Section 4 and Section 3.03 of the BCA. This Section 4 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason. The “Private Placement Warrants” means the Private Placement Warrants as defined in the SPAC Warrant Agreement.

5. Transfer of Sponsor Founder Shares and Sponsor Earn-Out Shares.

(a) Sponsor agrees that until the expiration of the Earn-Out Period, Sponsor shall not, directly or indirectly, (a) sell (including short sells), offer to sell, assign, transfer (including by operation of law), lien, hypothecate, grant any option to purchase, pledge, dispose of or otherwise encumber any Sponsor Earn-Out Shares, (b) deposit any Sponsor Earn-Out Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Sponsor Earn-Out Shares, or (d) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Sponsor Earn-Out Shares; provided that the foregoing shall not prohibit the transfer of the Sponsor Earn-Out Shares to an affiliate of Sponsor, but only if such affiliate of Sponsor shall execute this Agreement or a joinder agreeing to become a party to this Agreement. In furtherance of this Agreement, the Sponsor hereby authorizes and will instruct SPAC, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of Sponsor Earn-Out Shares with respect to any transfer not permitted hereunder. Notwithstanding the foregoing, this Section 5(a) shall not apply to any Sponsor Earn-Out Shares for which the applicable Earn-Out Target is, or both Earn-Out Targets are, achieved.

(b) Sponsor further acknowledges and agrees that the Sponsor Founder Shares are subject to the transfer restrictions under that certain Letter Agreement, dated February 23, 2021 between Sponsor and Cartesian Growth Corporation (the “Letter Agreement”) and, after the Closing, the Registration Rights and Lock-Up Agreement. Sponsor hereby agrees that the Companies are express third party beneficiaries of the Letter Agreement with rights to enforce the provisions thereof against the Sponsor.

6. Waiver of Redemption Rights. Sponsor agrees not to (a) demand that SPAC redeem the Sponsor Founder Shares in connection with the Transactions or (b) otherwise participate in any such redemption by tendering or submitting any of the Sponsor Founder Shares for redemption. This Section 6 shall be void and of no force and effect if the BCA shall be terminated in accordance to its terms or the Closing shall not occur for any reason.

7. Waiver of Anti-Dilution Rights. Sponsor, on behalf of itself and all other holders of SPAC Class B Ordinary Shares, hereby waives the provisions of Section 17.3 set forth in the SPAC Articles relating to the adjustment of the Initial Conversion Ratio (as defined in the SPAC Articles) in connection with the Transactions and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which SPAC Class B Ordinary Shares held by such Sponsor convert into SPAC Class A Ordinary Shares, whether resulting from the transactions contemplated by the BCA or otherwise, so that each SPAC Class B Ordinary Share held by such Sponsor or Beneficial Owner issued and outstanding as of the Closing shall convert into one SPAC Class A Ordinary Share pursuant to, and in accordance with, the SPAC Articles. This Section 7 shall be void and of no force and effect if the BCA shall be terminated or the Closing shall not occur for any reason.

8. New Shares. In the event that (a) any SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC are issued to the Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC Ordinary Shares or SPAC Warrants of, on or affecting the SPAC Ordinary Shares or SPAC Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC after the date of this Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any SPAC Ordinary Shares or other equity securities of SPAC after the date of this Agreement (such SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Agreement (other than Section 2, Section 3 and Section 5 of this Agreement) to the same extent as if they constituted the SPAC Ordinary Shares or SPAC Warrants owned by the Sponsor as of the date hereof.

9. Representations and Warranties. Sponsor represents and warrants to the Companies as follows:

(a) Organization. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Sponsor.

(b) No Conflicts. The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Sponsor Founder Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements), or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s governing documents.

(c) Ownership. As of the date of this Agreement, Sponsor owns exclusively and has good, valid and marketable title to the Sponsor Founder Shares free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, and (iii) the SPAC Articles, and as of the date of this Agreement, Sponsor has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver the Sponsor Founder Shares, and Sponsor does not own, directly or indirectly, any other SPAC Class B Ordinary Shares.

(d) Due Authorization. Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(e) Litigation. There are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement, the BCA or the transactions contemplated thereby.

(f) Acknowledgment. Sponsor understands and acknowledges that the Companies are entering into the BCA in reliance upon their execution and delivery of this Agreement.

10. Termination. The obligations of the parties hereof under (a) Sections 1, 3, 4, 6, 7, 8 and 9 of this Agreement shall automatically terminate upon the earlier of (i) the Umbrella Merger Effective Time and (ii) the termination of the BCA in accordance with its terms and (b) Section 2 and Section 5(a) of this Agreement shall automatically terminate upon the earlier of (i) the day after the last day of the Earn-Out Period, (ii) the achievement of the Earn-Out Targets, and (iii) the termination of the BCA in accordance with its terms, and (c) Section 5(b) of this Agreement shall terminate upon the termination of the BCA in accordance with its terms, except that, if the Umbrella Merger Effective Time shall occur, Section 5(b) shall terminate in accordance with the terms of the Registration Rights and Lock-Up Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement. Notwithstanding any termination of this Agreement, no such termination or expiration shall relieve any party hereto from liability for fraud or willful breach of this Agreement occurring prior to its termination.

11. Miscellaneous.

(a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 7(a)):

If to SPAC prior to, or on the, Closing Date, to:

Cartesian Growth Corporation

505 Fifth Avenue, Suite 1500
New York, NY 10017
Attention: Peter Yu
Email: peter@cartesiangrowth.com

with a copy to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue

New York, New York 10166

Attention: Alan I. Annex

Adam Namoury

Email: annexa@gtlaw.com

 namourya@gtlaw.com

If to Sponsor, to:

CGC Sponsor LLC

505 Fifth Avenue, Suite 1500
New York, NY 10017
Attention: Peter Yu
Email: peter@cartesiangrowth.com

with a copy to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue

New York, New York 10166

Attention: Alan I. Annex

Adam Namoury

Email: annexa@gtlaw.com

 namourya@gtlaw.com

If to SPAC after the Closing Date, to:

Alvarium Tiedemann Holdings, Inc.
520 Madison Avenue, 26th Floor
New York, NY 10022
Attention: Kevin Moran
Email: kmoran@tiedemannadvisors.com

if to TWMH:

Tiedemann Wealth Management Holdings, LLC
520 Madison Avenue, 26th Floor
New York, NY 10022
Attention: Kevin Moran
Email: KMoran@tiedemannadvisors.com

with a copy to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention: Craig Sklar
Email: sklar@sewkis.com

if to TIG Entities:

TIG Trinity GP, LLC

TIG Trinity Management, LLC
520 Madison Avenue, 26th Floor
New York, NY 10022
Attention: Spiros Maliagros; Michael Fastert
Email: smaliagros@tigfunds.com; mfastert@tigfunds.com

with a copy to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention: Craig Sklar
Email: sklar@sewkis.com

if to Alvarium:

Alvarium Investments Limited
10 Old Burlington Street
London W1S 3AG
Attention: Sophie Rowney
Email: Sophie.Rowney@alvariuminvestments.com

with a copy to:

Goodwin Procter (UK) LLP
100 Cheapside
London EC2V 6DY
Attention: James Grimwood
Email: JGrimwood@goodwinlaw.com

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)  (i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (vi) references herein to any gender (including the neuter gender) includes each other gender; (vii) the word “or” shall not be exclusive; (viii) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof, and (ix) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) Sponsor agrees while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of Sponsor contained in this Agreement inaccurate or has the effect of preventing or disabling Sponsor from performing its obligations under this Agreement.

(e) This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(f) This Agreement, the BCA and Ancillary Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(g) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and each of SPAC’s and Sponsor’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall, to the fullest extent permitted by Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. To the fullest extent permitted by applicable Law, each of the parties hereto hereby further waives (i) any defense in any Action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party, and (ii) agree not to commence any such Action except in the courts described above in New York, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper, or (z) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.

(j) This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(k) Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(l) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by SPAC, the Companies, Umbrella Merger Sub and Umbrella.

(m) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(m).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CARTESIAN GROWTH CORPORATION

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Chief Executive Officer

CGC SPONSOR LLC

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	President

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	Chief Executive Officer

TIG TRINITY GP, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	Managing Member

TIG TRINITY MANAGEMENT, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	Managing Member

ALVARIUM INVESTMENTS LIMITED

By:	/s/ Alexander de Meyer
Name:	Alexander de Meyer
Title:	CEO

Exhibit A

Illustrative Sponsor Redemption Shares Forfeiture Schedule

Net Redemption Percentage	100%	90%	80%	75%	70%	60%	51%	50%
# of Sponsor Redemption Shares Forfeited	2,850,000	2,228,000	1,710,000	1,425,000	1,114,000	570,000	57,000	0